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                        GUARANTY AND RECOURSE AGREEMENT


     This Guaranty and Recourse Agreement (this "Agreement") is dated as of August 31, 1995 by and between Maxtor Corporation ("Maxtor") and Hyundai Electronics Industries Co., Ltd. ("HEI").

                                    RECITALS

     A. Maxtor proposes to borrow up to One Hundred Million Dollars ($100,000,000) from time to time from Citibank and/or certain financial institutions syndicated by Citibank (individually, a "Lender" and collectively, the "Lenders") pursuant to that certain Credit Agreement dated as of August 31, 1995, (the "Credit Agreement").

     B. As a condition to making any loans under the Credit Agreement, the Lenders have requested HEI to enter into an Unconditional Guaranty dated as of August 31, 1995 (the "Guaranty"). HEI has agreed to do so, provided Maxtor agrees to reimburse HEI for amounts that HEI pays under the Guaranty, and secures that reimbursement obligation with certain assets, all as set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

     1. Guaranty. HEI shall execute and deliver a Guaranty to the Lenders simultaneously with Maxtor's execution and delivery of the Credit Agreement; provided that HEI shall not be required to guarantee an aggregate principal indebtedness in excess of One Hundred Million Dollars ($100,000,000). HEI shall cause the Guaranty to remain in full force and effect for a period of 364 days from the date of the Guaranty, to be renewed annually, subject to HEI's consent which shall not be withheld so long as Maxtor is not in default with respect to its obligations under this Agreement and its financial performance has not materially deteriorated, for a total term of up to three (3) years from the date of the Guaranty. The issuance of the Guaranty will be subject to the negotiation of mutually satisfactory definitive agreements between HEI and the Lenders and to HEI's satisfaction with the definitive terms of the Credit Agreement. Any amendment, waiver or release under the Credit Agreement which would materially adversely affect the rights of HEI under the Guaranty will be subject to HEI's consent, which consent will not be unreasonably withheld.

     2. Reimbursement. Within ninety (90) days after the date that HEI pays the Lenders in satisfaction of its obligations under the Guaranty, Maxtor shall reimburse HEI for any and all such payments. Such ninetieth day following such payment by HEI to the Lenders is referred to in this Agreement as the "Reimbursement Date." All amounts payable hereunder are payable in lawful money of the United States of America and shall be paid to HEI by wire transfer of same day funds to an account designated by HEI to Maxtor, and will include interest on the amount paid by HEI under the Guaranty from the date of HEI's payment and Maxtor's reimbursement or other satisfaction at Citibank's base rate plus 2% per year, subject to any applicable limit on the permissible amount of interest.

     3. Primary Recourse. Effective on the Reimbursement Date, HEI, at HEI's sole discretion, may exercise the right to receive from Maxtor that number of shares (the "Shares") of common stock of Maxtor as will permit HEI and its Affiliates to own no greater than Forty-five Percent (45%) of the outstanding capital stock of Maxtor, subject in all cases to the terms and conditions of the Stock Purchase Agreement dated as of September 10, 1993, between HEI and Maxtor. The price per share for the Shares shall be equal to the lesser of (i) the closing price of the shares of Maxtor on the date of the Guaranty or (ii) the average of the daily closing price of the Shares for the ninety (90) days preceding the Reimbursement Date. "Affiliates" under this Section 3 means any person or entity that owns or controls


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HEI and any person or entity that is directly or indirectly controlled by or is under common control with HEI. HEI shall exercise the right to receive stock under this Section 3 by delivering written notice to Maxtor not later than thirty (30) days after the Reimbursement Date specifying such election. Within thirty (30) days thereafter, Maxtor shall cause the Shares to be issued to HEI in consideration of the cancellation of the portion of the indebtedness that Maxtor owes to HEI pursuant to Section 1 hereof equal to the aggregate value of the Shares. Maxtor shall maintain a sufficient number of authorized shares at all times during the term of this Agreement to permit Maxtor to satisfy its obligations hereunder.

     4. Secondary Recourse. If (i) HEI exercises its rights under Section 3 hereof, and (ii) there remains after such exercise a balance owing to HEI under
Section 1 hereof, then Maxtor will assign to HEI a portion of the securities described on Exhibit A attached hereto (the "Subsidiary Shares") selected by Maxtor with a value equal to such outstanding balance. HEI and Maxtor will promptly select a mutually acceptable investment banking firm to determine the fair market value of the Subsidiary Shares. Promptly upon review by HEI and Maxtor of such valuation, Maxtor shall execute such documents as are necessary to effect the assignment provided for in this Section 4. Nothing in Section 3 or this Section 4 will preclude HEI from exercising any remedy otherwise available under applicable law for any balance owing that is not satisfied under such provisions, including without limitation remedies available by means of subrogation.

     5. Right to Sell. If Maxtor elects to sell or otherwise dispose of all or any portion of its interest in the Subsidiary Shares, Maxtor and HEI will consult in good faith prior to any consummation of such sale or disposition. HEI will consent to such sale or disposition if either (i) Maxtor provides mutually acceptable assets to be substituted for the Subsidiary Shares to serve as secondary recourse hereunder, and the amount of the Credit Agreement and the Guaranty is reduced as mutually agreed, or (ii) the indebtedness under the Credit Agreement will be satisfied in full with the proceeds of such sale or disposition. HEI will execute such releases as Maxtor requests to permit Maxtor to dispose of the Subsidiary Shares free and clear of any interest that HEI may have in the Subsidiary Shares.

     6. Notices. Any notice required or desired to be served, given or delivered hereunder shall be in the form and manner specified below, and shall be addressed to the party to be notified as follows:

     If HEI:             Hyundai Electronics Industries Co., Ltd.
                         K.S. Yoo, Director, Corporate Finance &
                         Coordination Office
                         FAX:  011-822-398-4372

     If to Maxtor:       Maxtor Corporation
                         Melonie Brophy
                         V.P. Finance & Corporate Treasurer
                         FAX: 408-432-4480

or to such other address as each party designates by notice in the manner herein prescribed. Notice shall be deemed given hereunder if (i) delivered personally or otherwise actually received, (ii) sent by overnight delivery service, or
(iii) sent via telecopy machine. Notice telecopied as provided in clause (iii) above shall be effective upon receipt of such telecopy if the duplicate signed copy is sent under clause (ii) above. Notice given in any other manner described herein shall be effective upon receipt by the addressee thereof;
provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. "Business Day" means any day other than (i) a Saturday, Sunday, or (ii) a day on which banks in San Francisco, California are required to be closed.


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     7. Additional Guaranties. If less than One Hundred Million Dollars
($100,000,000) is available to be borrowed under the Credit Agreement, then Maxtor shall be entitled to seek additional loans from one or more financial institutions, and HEI shall provide one or more guaranties of Maxtor's obligations under such agreements, provided the aggregate principal amount guaranteed shall not exceed One Hundred Million Dollars ($100,000,000) and the terms of such agreements are not more burdensome than the terms of the Credit Agreement, as reasonably determined by HEI to its satisfaction. The terms of this Agreement shall govern the rights and obligations of Maxtor and HEI with respect to such additional guaranties.

     8. Subordination. HEI's rights hereunder are subordinate to the rights of the Lenders under the Credit Agreement. HEI shall not exercise any rights against Maxtor with respect to the Subsidiary Shares or otherwise for so long as any amounts are owing to the Lenders under the Credit Agreement.

     9. Miscellaneous Provisions.

        (a) Entire Agreement; Amendments. This Agreement contains all of the terms and conditions agreed upon by the parties relating to its subject matter and supersedes all prior or contemporaneous agreements, negotiations, correspondence, understandings and communications of the parties, whether oral or written, respecting that subject matter. This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Maxtor and HEI.

        (b) Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall nevertheless be binding between Maxtor and HEI.

        (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, as such laws are applied to agreements entered into and to be performed solely in California by California residents.

        (d) Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, provided that the benefits of this Agreement are personal to Maxtor and cannot be assigned.

        (e) Counterparts. This Agreement may be signed in any number of counterparts, each of which will constitute an original, and all of which, taken together, shall constitute one and the same agreement with the same effect as if the signatures thereon were upon the same instrument.

        (f) Confidentiality. This Agreement and the terms hereof are subject to the confidentiality provisions of that certain Confidentiality Agreement between Maxtor and HEI dated as of May 1, 1993.

        (g) Corporate Approval. All of HEI's obligations under this Agreement are subject to the terms of this Agreement and the Guaranty, and all actions needed to carry it out, being unanimously approved by the directors of Maxtor not affiliated with HEI and to any other appropriate corporate approvals.


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first written above.

                                HYUNDAI ELECTRONICS INDUSTRIES CO., LTD.

                                By:    /s/   K.S. Yoo
                                       -----------------------------------------
                                Title:       Director of Corporate Planning
                                       -----------------------------------------

                                MAXTOR CORPORATION

                                By:    /s/   Melonie C. Brophy
                                       -----------------------------------------
                                Title:       V.P. Finance & Treasurer
                                       -----------------------------------------


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